Exhibit 21.1
List of Subsidiaries

Subsidiary	Province/State of Incorporation	D/B/A

SXC Health Solutions, Inc. (formerly named Systems Xcellence USA, Inc.)	Texas	SXC

SXC Acquisition Corp.	Delaware	Zynchros

Health Business Systems, Inc.	Pennsylvania	HBS HBS, Inc. HBS, an SXC Company

informedRx, Inc. (formerly National Medical Health Card Systems, Inc.)	Delaware	InformedRx, an SXC Company

SXC Comet LLC	Delaware

SXC Health Solutions TPA, LLC	Delaware

National Medical Health Card IPA, Inc.	New York	NMHCRX IPA

NMHC Group Solutions Insurance, Inc.	Delaware

NMHCRX Mail Order, Inc.	Delaware	informedMAIL

PCN DE Corp.	Delaware

Pharmaceutical Care Network	California	PCN

Portland Professional Pharmacy	Maine	Ascend Compounding

Portland Professional Pharmacy Associates	Maine	Ascend SpecialtyRx

Hawaii IRX, LLC	Hawaii	Hawaii Ascend Pharmacy

Massachusetts IRX LLC	Massachusetts	Massachusetts Ascend Pharmacy

MedfusionRx, LLC	Alabama

Medtown of North Georgia, LLC	Georgia

Bayou State Pharmacy, LLC	Louisiana

AssuranceRx, LLC	Alabama